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                                                                    Exhibit 23.1
                            CONSENT OF INDEPENDENT
                         CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
PLATINUM technology, inc.:

We consent to the use of our reports dated May 28, 1998, relating to the supplemental consolidated balance sheets of PLATINUM technology, inc. and subsidiaries as of December 31, 1997 and 1996, and the related supplemental consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and the related supplemental financial statement schedule, incorporated by reference in this registration statement on Form S-8. Our reports were based in part on the reports of other auditors.

                                         /s/KPMG Peat Marwick LLP


Chicago, Illinois
August 13, 1998